UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2015

ENERGOUS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36379	46-1318953
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3590 North First Street, Suite 210

San Jose, California 95134

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (408) 963-0200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 17, 2015, Energous Corporation (the “Company,” “we,” “us” and “our”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Ladenburg Thalmann & Co. Inc. and Roth Capital Partners, LLC, as the representatives of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale of 2,608,700 shares of the Company’s common stock, par value $0.00001 per share. The shares are being sold at a public offering price of $6.90 per share, and the Underwriters have severally agreed to purchase the shares from us at a price of $6.486 per share. In addition, under the terms of the Underwriting Agreement, we have granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 391,305 shares of common stock. Also, we have agreed to pay Oppenheimer & Co., Inc. (“Opco”) $150,000 in connection with the offering in exchange for Opco waiving its right of first refusal to participate in the offering. The net proceeds to us from this offering are expected to be approximately $16.5 million, after deducting underwriting discounts and commissions, the amount payable to Opco, and other estimated offering expenses payable by us. The offering is expected to close on or about November 20, 2015, subject to customary closing conditions.

The offering is being made pursuant to our effective registration statement on Form S-3 (Registration Statement No. 333-203622) previously filed with the Securities and Exchange Commission and a prospectus supplement thereunder. The Underwriting Agreement is filed as Exhibit 1 to this report, and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of K&L Gates LLP relating to the legality of the issuance and sale of the shares in the offering is attached as Exhibit 5 hereto.

9.01.	Financial Statements and Exhibits.

Exhibits

The exhibits required to be filed as a part of this Current Report on Form 8-K are listed in the Exhibit Index attached hereto and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGOUS CORPORATION

Date: November 17, 2015	By:	/s/ Brian Sereda
Brian Sereda
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
1	Underwriting Agreement, dated November 17, 2015
5	Opinion of K&L Gates LLP
23	Consent of K&L Gates LLP (included in Exhibit 5)